Exhibit 10.27

FIRST AMENDMENT TO SUBLEASE

This First Amendment to Sublease (this “Amendment”) dated as of this 13th day of December, 2017 by and between Aclaris Therapeutics, Inc., a Delaware corporation, with offices located at 101 Lindenwood Drive, Suite 400, Malvern, Pennsylvania 19355 (“Subtenant”), and Auxilium Pharmaceuticals, LLC, a Delaware limited liability company, with offices located at 1400 Atwater Drive, Malvern, PA 19355  (“Sublandlord”).

W I T N E S S E T H:

WHEREAS, Sublandlord and Subtenant entered into that certain Sublease dated as of November 2, 2017 (the “Sublease”), pursuant to which Sublandlord subleased to Subtenant that certain Sublease Premises consisting of 33,019 square feet of space in the aggregate located at 640 Lee Road, Wayne, PA, comprised of the entire second floor of the Master Lease Premises and a portion of the first floor, as more fully described in the Lease;

WHEREAS, Sublandlord and Subtenant have agreed to modify the Sublease to permit Subtenant to make certain alterations to the Sublease Premises, subject to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the aforesaid recitals and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Sublandlord and Subtenant hereby agree as follows:

1.         Capitalized Terms.  Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Sublease.

2.         Alterations to Sublease Premises.  Subtenant shall be permitted to make those certain alterations to the Subleased Premises as shown on and in accordance with the plans attached hereto as Exhibit A, provided that prior to the expiration of the Term, Subtenant, at its sole cost and expense, shall restore the Sublease Premises to its original condition that existed immediately prior to Subtenant’s use of and alterations to the Sublease Premises.  The Master Landlord has consented to such alterations to the Sublease Premises, subject to the restoration condition stated herein.  Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all losses, costs, damages, expenses and liability, including, but not limited to, reasonable attorneys’ fees, which Sublandlord may incur in connection with Subtenant’s alterations to and subsequent restoration of the Sublease Premises, including, without limitation, Subtenant’s failure to restore the Sublease Premises to the satisfaction of Master Landlord before the expiration of the Term.

3.         Miscellaneous.  Except as hereinabove provided, all other terms and conditions of the Sublease shall remain unchanged and in full force and effect.  This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one Amendment.  This Amendment together with the Sublease, is the complete understanding between the parties and supersedes all other prior agreements and representations concerning its subject matter.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment has been duly executed by Sublandlord and Subtenant as of the day and year first herein above written.

SUBLANDLORD:

AUXILIUM PHARMACEUTICALS, LLC
a Delaware limited liability company

By:	/s/ Lawrence A. Cunningham
	Name:	Lawrence A. Cunningham
	Title:	Executive Vice President, Human Resources

SUBTENANT:

ACLARIS THERAPEUTICS, INC.
a Delaware corporation

By:	/s/ Neal Walker
	Name:	Neal Walker
	Title:	President & CEO

EXHIBIT A

ALTERATION PLANS